Exhibit -


                         INVESTMENT ADVISORY CONTRACT


AGREEMENT, made by and between the Bread & Butter Fund INC., a New Jersey Cor-poration, (hereinafter called "Fund") and Potkul Capital Management, LLC. a New Jersey Limited Liability Company (hereinafter called "Adviser")

WITNESSETH: WHEREAS, the Fund engages in the business of investing and reinves-ting its assets in various stocks and securities and the Adviser engages in the business of providing investment advisory services.

1. The Fund hereby employs the Adviser, for the period set forth in Paragraph 6 hereof, and on terms set forth herein, to act as the Fund's transfer agent, dividend paying agent and render investment advisory services to the Fund. The Adviser hereby accepts such employment and agrees, during such period, to ren-der the services and assume the obligations herein set forth, for the compensa-tion provided. The Adviser shall, for all purposes therein, deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund.

2. As compensation for the services to be rendered to the Fund by the Invest-ment Adviser under the provisions of this Agreement, the Fund shall pay to the Investment Adviser a monthly fee equal to one-twelfth of 1.00 percent per month (the equivalent of 1% per annum) of the daily average net assets of the Fund during the month. The first payment of fee hereunder shall be prorated on a daily basis from the date this Agreement takes effect, but may be waived by the Investment Adviser under special circumstances.

2a. The Adviser will pay the initial organizational expenses of the Fund and absorb sufficient expenses to hold the total expenses of the Fund to equal to or less than 2% per year of the averaged total net assets of the Fund. This agreement shall begin when the Fund's registration becomes effective and remain in effect in perpetuity. The Adviser Fee Reimbursement can only be terminated by the Fund and the Fund will not reimburse the Adviser for start up expenses.

3. It is expressly understood and agreed that the services to be rendered by the Adviser to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Adviser shall be free to render different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.
The Fund and you acknowledge that all rights to the name "Bread & Butter" or any variation thereof belong to you and that the Fund is being granted a limi-ted license to use such words in its Fund name or in any class name. In the event you cease to be the adviser to the Fund, the Fund's right to the use of the name "Bread & Butter" shall automatically cease on the ninetienth day following the termination of this Agreement. The right to the name may also be withdrawn by you during the term of this Agreement upon ninety (90) days' written notice by you to the Fund. Nothing contained herein shall impair or diminish in any respect, your right to use the name "Bread & Butter" in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Fund for the right to use the name.
4. It is understood and agreed that directors, officers, employees, agents and shareholders of the Fund may be interested in the Adviser as directors, officers employees, agents and shareholders, and that directors, officers, employees, agents and shareholders of the Adviser may be interested in the Fund, as directors, officers, employees, agents and shareholders or otherwise, and that the Adviser, itself, may be interested in the Fund as a shareholder or other-wise, specifically, it is understood and agreed that directors, officers, em-ployees, agents and shareholders of the Adviser may continue as directors,
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officers, employees, agents and shareholders of the Fund; that the Adviser, its directors, officers, employees, agents and shareholders may engage in other business, may render investment advisory services to other investment companies , or to any other corporation, association, firm or individual, may render underwriting services to the Fund, or to any other investment company, corpora-tion, association, form or individual. The Fund shall bear expenses and salar-ies necessary and incidental to the conduct of its business, including but not in limitation of the foregoing, the costs incurred in the maintenance of its books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfers of stock (including issuance and redemptions of shares) ; reports and notices to shareholders; expenses of annual stockholders meetings ; miscellaneous office expenses; brokerage commissions; taxes; and custodian, legal, accounting and registration fees. Employees, officers and agents of the Adviser who are, or may in the future be, directors and/or senior officers of the Fund shall receive no remuneration from the Fund or acting in such capaci-ties for the Fund. In the conduct of the respective businesses of the parties hereto and in the performance of this agreement, the Fund and Adviser may share common facilities and personnel common to each, with appropriate prora-tion of expenses.

4A.The Fund's Adviser, Potkul Capital Management LLC, acts as the Fund's trans-fer agent which records all Fund share purchases and redemptions on the Fund premises. There are no employee charges for these services, but the Fund is charged for supplies and postage. Stock certificates will not be issued because of the chance of loss and accompanying costs of reissue indemnification. All shareholder holdings are maintained in book form. The Fund has computer hard-ware and software, which are provided and managed by Potkul Capital Management LLC, to run the Fund's daily operations.

5. The Adviser shall give the Fund the benefit of its best judgement and effort in rendering these services and the Fund agrees as an inducement to the under-taking of these services that the Adviser shall not be liable hereunder for any mistake of judgement or any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, the Adviser against any liability to the Fund or to its security holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross neg-ligence in the performance of duties hereunder, or by reason or reckless dis-regard of obligations and duties hereunder.

6.This agreement shall become effective July 25, 2005 and continue in effect until August 2006 and, thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board Of Directors cast in person at a meeting called for the purpose of voting on such approval, including votes of a majority of the Directors who are not parties to such agreement or interested persons of any such party. This agreement may be terminated at any time upon 60 days prior written notice, without payment of any penalty, by the Fund's Board of Directors or by vote of majority of the outstanding voting securities of the Fund. The contract will automatically terminate in the event of its assignment by the Adviser (within the meaning of the Investment Company Act of 1940) which shall be deemed to include transfer of control of the Adviser. Upon termination of this agreement, the obligations of all parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Fund to pay the Adviser the fee provided in Paragraph 2 hereof, prorated to the date of termination.

7.This Agreement shall not be assigned by the Fund without prior written con-sent thereto of the Adviser. The Agreement shall terminate automatically in the event of its assignment by the Adviser unless an exemption from such automatic termination is granted by order or rule of the Securities and Exchange Commi-sion.


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8.You will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that you deem in good faith, to be in the best interest of the Funds and in accordance with your proxy voting policy. You agree to the execution of this Agreement.

9.You have adopted a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Fund with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Directors of the Fund a written report that describes any issues arising under the Code of Ethics since the last report to the Board Of Directors, including but not limited to, information about material violations of the code and sanc-tions imposed in respsonse to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.


10.The Fund and you acknowledge


IN WITNESS WHEREOF, the parties hereto have caused their corporate seals to be affixed and duly attested and their presence to be signed by their duly autho-rized officers this 25th day of July 2005.



         Bread & Butter Fund, Inc.


           By: /s/James B. Potkul
               ____________________________
                  James B. Potkul, President


           Attest:/s/ Donald McDermott
                  _________________________
                  Donald McDermott, Chairman of the Board




         Potkul Capital Management, LLC


           By:/s/James B. Potkul
                 _______________________
                 James B. Potkul, President


           Attest:/s/Donald McDermott
                     ____________________
                     Donald McDermott, Chairman of the Board


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